COIL Institutional SeriesSM

(Series 162)

Summary Prospectus for New Investors

October 22, 2021

An individual flexible premium variable and index-linked life insurance policy issued by Equitable Financial Life Insurance Company (the “Company”, “we”, “our” and “us”), formerly AXA Equitable Life Insurance Company with variable investment options offered under the Company’s Separate Account FP. Variable and indexed-linked life insurance policies are complex investment vehicles and you should speak with a financial professional about policy features, benefits, risks and fees and whether the policy is appropriate for you based on your financial situation and objectives.

This summary prospectus summarizes key features of the policy (the “Summary Prospectus”). Before you invest, you should also review the prospectus for the policy, which contains more information about the policy’s features, benefits, and risks (the “Prospectus”). You can find this document and other information about the policy online at www.equitable.com/ICSR#EQH162751. You can also obtain this information at no cost by calling 1-800-777-6510 (for U.S. residents) or 1-704-341-7000 (outside of the U.S.) or by sending an email request to life-service@equitable.com.

You may cancel your policy within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. In most states, we will refund the premiums that were paid, less any outstanding loan and accrued loan interest. In other states, we will refund the policy account value plus any charges that were deducted less any outstanding loan and accrued loan interest. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Under our current rules, the COIL Institutional SeriesSM policy will be offered to corporations and other business entities that meet the following at issue:

•	The policies are employer-owned or are employee-owned in non-qualified benefit plans sponsored by the employer;

•	The persons proposed to be insured are deemed by us to be “highly compensated” individuals;

•	The minimum initial premium is remitted to the Company by the employer;

•

The policies are issued as part of a case (a case is a grouping of two or more policies connected by a non-arbitrary factor. Examples of factors are individuals who share a common employment, business, or other relationship); and

•	The aggregate annualized first year planned periodic premium for the case is at least $100,000 or the initial premium is at least $300,000.

•

In addition, the COIL Institutional SeriesSM policy will be offered to members of a recognized professional association of at least 500 members formed for a bona fide purpose other than the purchase of life insurance provided the following condition is met at issue:

•	The annualized first year planned periodic policy premium is at least $50,000 or the initial policy premium is at least $150,000.

COIL Institutional SeriesSM provides life insurance coverage, plus the opportunity for you to earn a return in (i) our guaranteed interest option, (ii) an investment option we refer to as the Market Stabilizer Option®, if available, which is described in the separate Market Stabilizer Option® prospectus and/or (iii) one or more variable investment options set forth in Appendix “Investment options available under the policy” to the Prospectus. The MSO gives you the opportunity to earn interest that we will credit based in part on the performance of the S&P 500 Price Return Index, excluding dividends, over approximately a one year period, although you could also experience a negative return and a significant loss of principal and previously credited interest. If you are interested in allocation amounts of the MSO, please refer to the separate MSO prospectus, which contains additional information relating to the MSO. If you did not receive an MSO prospectus and wish to obtain one, please call us at 1-800-777-6510 (for U.S. residents) or 1-704-341-7700 (outside of the U.S.).

Additional information about certain investment products, including variable life insurance contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Table of Contents

Important Information You Should Consider About the Policy:

FEES AND EXPENSES

Charges for Early Withdrawals

We will not deduct a charge for making a partial withdrawal from your policy or surrendering your policy.

There is also an MSO Early Distribution Adjustment on amounts withdrawn before segment maturity which could result in a 75% loss of Segment Account Value. See MSO prospectus for more information.

For more information on the impacts of withdrawals, please refer to “Making withdrawals from your policy” in the Prospectus.

Transaction Charges

You may be subject to other transaction charges, including charges on each premium paid under the policy, transfer fees, and other special service charges (e.g., wire transfer charges, express mail charges, policy illustration charges, duplicate policy charges, policy history charges, and charges for returned payments).

For more information on transaction charges, please refer to the “Fee Table” in the Prospectus.

Ongoing Fees and Expenses (annual charges)	In addition to transaction charges, an investment in the policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the policy, administration and mortality risks, MSO and loan charges, and the cost of optional benefits available under the policy. Such fees and expenses may be based on characteristics of the insured (e.g., age, sex, tobacco user status, risk class and particular health, occupational or vocational risks). You should view the information pages of your policy for rates applicable to your policy.

You will also bear expenses associated with the variable investment options (the “Portfolios”) under the policy, as shown in the following table:

Annual Fee	Minimum	Maximum
Portfolios	0.58%	2.90%

Portfolio expenses are for the year ended December 31, 2020 and may be based, in part, on estimated amounts of such expenses and may change from year to year.

For more information on ongoing fees and expenses, please refer to the “Fee Table” in the Prospectus and Appendix: “Investment options available under the policy” which is part of the Prospectus.

The Investment Expense Reduction may apply to the calculation of daily unit values of the variable investment options. The Investment Expense Reduction is described in further detail in the Prospectus.

RISKS

Risk of Loss	You may lose money by investing in the policy.

Not a Short-Term Investment	The policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The policy is designed to provide benefits on a long-term basis. Consequently, you should not use the policy as a short-term investment or savings vehicle. Because of the long-term nature of the policy, you should consider whether purchasing the policy is consistent with the purpose for which it is being considered.

Risks Associated with Investment Options	An investment in the policy is subject to the risk of poor investment performance and can vary depending on the performance of the Portfolios available under the policy and the MSO and the guaranteed investment option (GIO), each of which has its own unique risks. You should review the Portfolios’ prospectuses, the MSO prospectus and the “Guaranteed Interest Option” section in “Investment options within your policy” in the Prospectus before making an investment decision. Portfolio prospectuses are available at www.equitable.com/ICSR#EQH162751.
For more information on the Portfolios, please refer to Appendix: “Investment options available under the policy” in the Prospectus.

Important Information You Should Consider About the Policy

Insurance Company Risks	An investment in the policy is subject to the risks related to the Company. Any policy obligations (including under the guaranteed investment option and under the MSO,), guarantees, or benefits are subject to the claims-paying ability of the Company. For more information, please refer to “About our general account” in the Prospectus. More information about the Company, including its financial strength ratings, is available at https://equitable.com/selling-life-insurance/financial-strength-ratings.

Policy Lapse

Death benefits will not be paid if the policy has lapsed. Your policy may lapse if due to insufficient premium payments, poor investment performance, withdrawals, unpaid loans or loan interest, your net policy account value will not cover policy charges. If your policy is in default, you will be notified in writing and given an opportunity to make an additional payment to keep your policy in force and prevent it from lapsing. The grace period you have to make said additional payment will be 61 days long. If your policy lapses, you will be notified in writing and you may be able make additional payments to restore your policy’s benefits. In this case, additional requirements must also be met to restore your policy. If your policy provides for a policy continuation feature, and the conditions of the rider are satisfied and the rider is exercised, including that there is sufficient net policy account value to cover the Policy Continuation Charge, then the policy will not lapse.

For more information on how to prevent your policy from lapsing, please refer to “The minimum amount of premiums you must pay” and “You can guarantee that your policy will not terminate before a certain date” in the Prospectus.

RESTRICTIONS

Investments	You may allocate your premiums to any of the Portfolios set forth in Appendix: “Investment options available under the policy” or to the GIO or the MSO. We reserve the right to remove or substitute Portfolios as investment options under the policy.

Currently, the total of all transfers you make between the variable investment options on the same day must be at least $500; except that you may transfer your entire balance in a single Portfolio, even if it is less than $500.

There may be restrictions on transfers into and out of the MSO. For more information see the MSO prospectus.

We allow only one request for transfers each day (although that request can cover multiple transfers). Only written transfer requests submitted to our Administrative Office may be processed for policies that are jointly owned or assigned. We reserve the right to limit policy transfers if we determine that you are engaged in a disruptive transfer activity, such as “market timing.”

For more information, please refer to “Variable investment options” and “Transfers you can make” in the Prospectus.

Optional Benefits	As a policy owner, you may be able to obtain extra benefits, which may require additional charges. These optional benefits are described in what is known as a “rider” to the policy.

Optional benefits are subject to additional charges and payments made under these benefits are generally subject to the same transaction fees as other premium payments but may be treated differently for other purposes (e.g., certain death benefit minimums). Optional benefits are not available for all ages (or may terminate at certain ages) and underwriting classifications. We may stop offering an optional benefit at any time.

For more information on optional benefits and other limitations under the policy, please refer to “Other benefits available under the policy,” and “Suicide and certain misstatements” in the Prospectus.
TAXES
Tax Implications	You should consult with a tax professional to determine the tax implications of an investment in and payments received under the policy. There is no additional tax benefit to the investor if the policy is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to tax penalties.

For more information on tax implications relating to policy investments, please refer to “Tax information” in the Prospectus.

Important Information You Should Consider About the Policy

CONFLICTS OF INTEREST
Investment Professional Compensation	Some financial professionals may receive compensation for selling the policy to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this policy over another investment.

For more information on investment professional compensation, please refer to “Distribution of the policies” in the Prospectus.
Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of the one you already own. You should only exchange your policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable to purchase the new policy, rather than continue to own your current policy.

For more information on exchanges, please refer to the paragraph titled “Section 1035 exchanges of policies” under “How you can pay for and contribute to your policy” in the Prospectus, as well as the section titled “Future policy exchanges” in the Prospectus.

Important Information You Should Consider About the Policy

Overview of the Policy

The following summaries provide a brief overview of the more significant aspects of the policy. We provide more complete and detailed information in the subsequent sections of the Summary Prospectus, Prospectus and in the statement of additional information, and the policy contract.

Brief Description of the Policy

The policy is a form of variable life insurance the primary purpose of which is to provide a death benefit which is paid upon the death of the insured person. The policy provides life insurance coverage, plus the opportunity for you to earn a return in (i) our guaranteed interest option, (ii) an index-linked investment option we refer to as the Market Stabilizer Option® (“MSO”), if available, which is described in a separate prospectus and/or (iii) one or more of the Portfolios, which are listed in Appendix “Investment options available under the policy” to the Prospectus. The policy may be appropriate if you have a long-term investment horizon and is not intended for short-term investment, and is therefore not appropriate for people who may need to make early or frequent withdrawals or who intend to engage in frequent trading. You have considerable flexibility to tailor the policy to meet your needs.

Some policy forms, features and/or riders may be subject to state variations or may not be available in all states. See Appendix “State policy availability and/or variations of certain features and benefits” in the Prospectus for state availability and a description of all material variations to features and riders that differ from the description contained in the Prospectus. The form number for this policy is ICC19-19-100 or 19-100. A state and/or other code may follow the form number if your policy form number begins with 19-100. Your policy’s form number is located in the lower left hand corner of the first page of your policy.

Premiums

The policy offers flexibility in paying premiums. With certain exceptions, you choose the timing and the amount of premium payments. Payment of insufficient premiums may result in a lapse of the policy.

A policy must satisfy either of two testing methods to qualify as a life insurance contract for tax purposes under the Internal Revenue Code (the “Code”). In your application, you may choose either the guideline premium/cash value corridor test (“guideline premium test”) or the cash value accumulation test. If you do not choose a life insurance qualification test, your policy will be issued using the guideline premium test. Once your policy is issued, the qualification method cannot be changed.

The qualification method you choose will depend upon your objective in purchasing the policy. Generally, under the cash value accumulation test, you have the flexibility to pay more premiums in the earlier years than under the guideline premium test for the same face amount and still qualify as life insurance for federal income tax purposes. Under the guideline premium test, the federal tax law definition of “life insurance” limits your ability to pay certain high levels of premiums (relative to your policy’s insurance coverage), but increases those limits over time. We will return any premium payments that exceed these limits.

You should note, however, that the alternative death benefit under the cash value accumulation test may be higher in earlier policy years than under the guideline premium test, which will result in higher charges. Under either test, if at any time your policy account value is high enough that the alternative higher death benefit would apply, we reserve the right to limit the amount of any premiums that you pay, unless the insured person provides us with evidence of insurability satisfactory to us.

You can allocate your policy’s value to the Portfolios, to the guaranteed interest option or to the MSO, if available. Additional information on the available Portfolios are listed in Appendix “Investment options available under the policy” to the Prospectus. The guaranteed interest option pays a fixed annual rate of interest that we declare periodically with a 1.0% minimum. The MSO rider, if available under your policy, provides you with the opportunity to earn interest that we will credit based in part on the performance of the S&P 500 Price Return Index subject to the possibility of negative returns and significant loss of principal and previously credited interest. Different procedures and additional restrictions on withdrawals, loans, surrender and right to cancel apply to the MSO. For additional information see the MSO prospectus.

Contract Features

Types of Death Benefit — If the insured dies, we pay a life insurance benefit to the “beneficiary” you have named. You may choose from two types of death benefit options. You may change from one death benefit type to another, subject to limitations, and charges may apply. The amount we pay depends on whether you have chosen death benefit Option A or death benefit Option B:

•	Option A: The policy’s face amount on the date of the insured’s death. The amount of this death benefit doesn’t change over time, unless you take any action that changes the policy’s face amount.

Overview of the Policy

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Option B: The face amount plus the policy’s “account value” on the date of the insured’s death. The policy account value is increased by the Enhanced Amount (during the first 14 policy years). Under this option, the amount of death benefit generally changes from day to day, because many factors (including Portfolio investment performance, charges and expenses, premium payments and withdrawals) affect your policy’s account value.

There is also an alternative higher death benefit paid in certain circumstances. For additional detail regarding the calculation and payment of death benefits, refer to “Death benefits and accessing your money” in the Prospectus.

Loans — You may borrow money from your policy, subject to certain limitations. Interest charges will apply.

Withdrawals — Subject to certain conditions, you may withdraw a part of your policy’s cash surrender value without surrendering the policy.

Surrendering the Policy — A policy may be surrendered for its net cash surrender value while the insured is living. Tax penalties may apply. The Enhanced Amount provides additional surrender value which is included in the calculation of the net cash surrender value if the policy is surrendered within 14 years of the register date of the policy.

Riders — You may be able to obtain extra fixed benefits under the policy, which may require additional charges. These optional insurance benefits are referenced herein as “riders” to the policy. You may be eligible for the following riders that we charge for:

•	Integrated Term Rider: Allows you to elect additional coverage for each insured person in the case.

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Policy Continuation Rider: Your policy offers an additional feature against policy termination due to an outstanding loan if the criteria for the Rider are satisfied, called “policy continuation”, which should be exercised before there is insufficient net policy account value to pay the monthly charges. If this rider is exercised, there is a one-time charge. See “Policy Continuation Charge” in the Prospectus. This rider is automatically included in your policy.

Depending on when your policy was purchased, certain variations may apply which differ from the information contained in this section. In addition, depending on where your policy was issued, certain features or benefits may not be available or vary from the policy’s features and benefits described in this summary prospectus. Please see Appendix “State policy availability and/or variations of certain features and benefits” in the Prospectus for more information.

Overview of the Policy

Standard Death Benefits Under the Policy

As long as your policy is in force, we will pay the death benefit to your beneficiary or beneficiaries once we receive at our Administrative Office satisfactory proof of the Insured’s death. The death benefit is determined as of the date of death and generally paid within 7 days after proof of death and any other required documents are received.

Commencement of insurance coverage.  You must give the full minimum initial premium to your financial professional on or before the day the policy and all amendments are delivered to you. No insurance under your policy will take effect unless (1) the insured person is still living at the time such payment and all delivery requirements are completed and (2) the information in the application continues to be true and complete, without material change, as of the date the policy and all amendments are delivered to you and all delivery requirements have been completed and the full minimum initial premium is paid.

Your policy’s face amount.  In your application to buy a policy, you tell us how much insurance coverage you want on the life of the insured person. We call this the “face amount” of the base policy. Generally, $100,000 is the minimum amount of coverage you can request.

If the insured person dies, we pay a life insurance benefit to the “beneficiary” you have named. The amount we pay depends on whether you have chosen death benefit Option A or death benefit Option B. (Refer to “Your options for receiving policy proceeds” in the Prospectus.)

Your policy’s “death benefit” options.  In your policy application, you also choose whether the basic amount (or “benefit”) we will pay if the insured person dies is:

•

Option A — The policy’s face amount on the date of the insured person’s death. The amount of this death benefit doesn’t change over time, unless you take any action that changes the policy face amount;

-or-

•

Option B — The face amount plus the “policy account value” on the date of death. The policy account value is increased by the Enhanced Amount (during the first 14 policy years). Under this option, the amount of the death benefit generally changes from day to day, because many factors (including investment performance, charges, premium payments and withdrawals) affect your policy account value.

Your “policy account value” is the total amount that at any time is earning interest for you or being credited with investment gains and losses under your policy. (Policy account value is discussed in more detail under “Payment of premiums and determining your policy’s value” in the Prospectus.)

Under Option B, your policy’s death benefit will tend to be higher than under Option A, assuming the same policy face amount and policy account value. As a result, the monthly insurance charge we deduct will also be higher to compensate us for our additional risk. If your policy has been placed on loan extension, the death benefit option will be Option A and must remain Option A thereafter.

Alternative higher death benefit in certain cases.  Your policy is designed to always provide a minimum level of insurance protection relative to your policy account value, in part to meet the Code’s definition of “life insurance.”

We will automatically pay an alternative death benefit if it is higher than the basic Option A or Option B death benefit you have selected. The alternate higher death benefit is based upon the life insurance qualification test that you choose.

For the guideline premium test, this alternative death benefit is computed by multiplying your policy account value (including any applicable Enhanced Amount) on the insured person’s date of death by a percentage specified in your policy. The percentage depends on the insured person’s age for the then current policy year and ranges from 250% at age 40 or under to 101% at 94 and over. For the cash value accumulation test, the alternate death benefit is computed by multiplying your policy account value (including any applicable Enhanced Amount) on the insured person’s date of death by a percentage specified in your policy. At ages greater than 99, this percentage is equal to 101%. At ages less than 100, this percentage is equal to the reciprocal of the net single premium per dollar of insurance calculated using an interest rate of 2% per annum and mortality charges based upon the 2017 Commissioner’s Standard Ordinary Mortality Tables, and varies based upon the insured person’s age, sex and tobacco user status.

The death benefit will always be large enough to ensure that the policy’s cash surrender value does not at any time exceed the net single premium needed to fund future policy benefits under the contract, with all such terms as defined in section 7702 of the Code. Refer to the Prospectus for additional information on how alternative death benefits are calculated.

Each policy owner receives an annual statement showing various policy values. The annual statement shows the death benefit amount as of the policy anniversary, and that amount would reflect the alternative higher death benefit amount, if applicable at that time. This annual statement also reflects the monthly cost of insurance charge for the policy year, reflecting a higher net amount at risk in those months when the higher alternative death benefit is in effect.

Standard Death Benefits Under the Policy

Other adjustments to death benefit.  We will increase the death benefit proceeds by the amount of any other benefits we owe upon the insured person’s death under any optional riders which are in effect.

We will reduce the death benefit proceeds by the amount of any outstanding policy loan and unpaid loan interest, as well as any amount of monthly charges under the policy that remain unpaid because the insured person died during a grace period.

Death benefit if your policy is on policy continuation.  Your policy offers a rider that provides protection against policy termination when the net policy account value (policy account value less any outstanding policy loan and accrued loan interest) are insufficient to cover the monthly deductions of the policy, called the Policy Continuation Rider. Availability of this feature is subject to certain terms and conditions, including that you must have had your policy in force for at least 15 years, that the insured person’s attained age (age at nearest birthday) is at least 75, and that the death benefit option in effect at the time the rider is exercised is Option A. If you have exercised the Policy Continuation Rider, the death benefit payable under the policy will be determined differently. For more information on the Policy Continuation Rider, see “Policy Continuation Rider” under “Other benefits available under the policy” in the Prospectus.

Beneficiary of death benefit.  You designate your policy’s beneficiary in your policy application. You can change the beneficiary at any other time during the insured person’s life. If no beneficiary is living when the insured person dies, we will pay the death benefit proceeds in equal shares to the insured person’s surviving children. If there are no surviving children, we will instead pay the insured person’s estate.

Payment of death benefit.  We will pay any death benefit in a single sum. If the beneficiary is a natural person (i.e., not an entity such as a corporation) and so elects, death benefit proceeds can be paid through the “Access Account”, which is a draft account that works in certain respects like an interest-bearing checking account. Additional information on the Access Account can be found in “Payment of death benefit” in the Prospectus.

You can increase or decrease your insurance coverage

You may request increases and decreases to your face amount. Any requested increase or decrease will affect your base policy’s face amount and an increase may impact the values in the MSO Holding Accounts and future Segment Accounts. Please see “Description of the Market Stabilizer Option” section of the MSO Prospectus for more information.

Face amount increases.  Starting in the second policy year and subject to our underwriting rules in effect at the time, you may ask us to increase the face amount. You may request an increase while the insured person is not more than attained age 80 (not more than attained age 70 if the insured person is in the Guaranteed Issue or Preferred Plus rating class or attained age 79 if the person is in a substandard rating class). You must provide evidence satisfactory to us of the insurability of the insured person. Any requested increase must be for at least $10,000.

An additional per $1,000 of face amount administrative charge will apply to the increase in base policy face amount for 20 years following any increase. The rate will be based on the insured’s attained age at the time of the increase. The increase will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. However, we will decline your request if the insured person does not qualify for the increase subject to our underwriting rules then in effect. If we approve your request we may apply a rating class for the increase different from that approved at issue or for a prior increase in coverage.

Face amount decreases.  You may request a decrease in your policy’s face amount any time after the second year of your policy, but before the policy year in which the insured person reaches age 100. Any such reduction in coverage may not be less than $10,000. The decrease will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. The decrease will be applied as follows:

a) first, to reduce the most recent increase in base policy face amount;

b) next, to reduce the next most recent base policy face amount increases successively;

c) next, to reduce any increases resulting from death benefit option changes;

d) finally, to reduce the initial base policy face amount.

You may not reduce the base policy face amount below the minimum of $100,000. Nor will we permit a decrease that would cause your policy to fail the Internal Revenue Code’s definition of life insurance. In some cases, we may have to make a distribution to you from your policy at the time we decrease your policy’s face amount or change your death benefit option. This may be necessary in order to preserve your policy’s status as life insurance under the Internal Revenue Code. We may also be required to make such a distribution to you in the future, on account of a prior decrease in face amount or change in death benefit option.

The distribution may be taxable. Even if you decrease your face amount, you may not be reducing your death benefit if your policy account value causes an alternative higher death benefit to apply.

Standard Death Benefits Under the Policy

Other Benefits Available Under the Policy

In addition to the standard death benefit(s) associated with your policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the “Fee Table” in the Prospectus.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitation
Enhanced Amount	Provides additional surrender value which is included in the calculation of the net cash surrender value if the policy is fully surrendered within 14 years of the register date of the policy	Standard	• Not available if this policy is being exchanged or replaced with another life insurance policy or annuity contract.
Integrated Term Rider	Allows you to elect additional coverage in the form of a higher death benefit for each insured person in the case	Optional

•   Must be elected at policy issue.

•   Eligibility for ITR and the maximum ITR face amount is based on the sum of the “target premiums” for all of the policies in the case purchased at the same time, which must be greater than or equal to an annualized target premium of $50,000 or higher at the case level (or policy level if not part of a case).

•   The Company generally requires that the ratio of the ITR face amount to the target amount be the same for all policies being purchased for the case at the same time.

Policy Continuation Rider	Protects against the lapse of your policy when monthly deductions cannot be paid due to loan indebtedness	Optional

•   You can exercise the rider and be placed on “policy continuation,” if at the beginning of any policy month on or following the policy anniversary nearest the insured person’s 75th birthday, but not earlier than the 15th policy anniversary, all of the following conditions apply:

•   The amount of any outstanding policy loan and accrued loan interest equals or exceed the policy account value multiplied by the Policy Continuation Trigger Percentage as provided in your policy;

•   There must be sufficient net policy account value to cover the Policy Continuation Charge;

•   The Death Benefit option then in effect is Option A;

•   The policy must not be a Modified Endowment Contract as defined in section 7702A of the Internal Revenue Code of 1986 and exercising the rider must not cause the policy to become a Modified Endowment Contract.

•   The amount of any outstanding policy loan and accrued loan interest is greater than the current base policy face amount;

•   The policy is not in a grace period; and

•   No current or future distributions will be required to be paid from the policy to maintain its qualification as “life insurance” under the Internal Revenue Code.

•   When the rider is in effect the following are prohibited:

•   partial withdrawals;

•   premium payments;

•   changes to the policy face amount or death benefit option;

•   transfers out of, or allocations out of, the unloaned guaranteed interest option to the variable investment options or the MSO even if the loan is fully repaid; and

•   any other requested policy changes.

Other Benefits Available Under the Policy

Buying the Policy

Premium payments. We call the amounts you contribute to your policy “premiums” or “premium payments.” The amount we require as your first premium varies depending on the specifics of your policy and the insured person (the “minimum initial premium”). Each subsequent premium payment must be at least $250, although we can increase this minimum if we give you advance notice. Otherwise, with a few exceptions mentioned below, you can make premium payments at any time and in any amount.

For information on the commencement of insurance coverage, please see “Policy issuance” under “More information about procedures that apply to your policy” later in the Prospectus.

Section 1035 exchanges of policies with outstanding loans. If we approve, you may purchase a policy through an assignment and exchange of another life insurance policy with a cash surrender value pursuant to a valid exchange under Section 1035 of the Internal Revenue Code (the “Code”). If such other policy is subject to a policy loan, we may permit you to carry over all or a portion of such loan to the policy, subject to our administrative rules then in effect. In this case, we will treat any cash paid, plus any loaned amount carried over to the policy, as premium received in consideration of our issuing the policy. If we allow you to carry over all or a portion of any such outstanding loan, then we will hold amounts securing such loan in the same manner as the collateral for any other policy loan, and your policy also will be subject to all our other rules regarding loans (refer to “Borrowing from your policy” in the Prospectus).

You can generally pay premiums at such times and in such amounts as you like before the policy anniversary nearest to the insured’s 100th birthday, so long as (i) you pay enough to prevent your policy from lapsing and (ii) you don’t exceed certain limits determined by the federal income tax laws applicable to life insurance.

Your choice of a life insurance qualification test and limits on premium payments. A policy must satisfy either of two testing methods to qualify as a life insurance contract for tax purposes under Section 7702 of the Code. In your application, you may choose either the guideline premium/cash value corridor test (“guideline premium test”) or the cash value accumulation test. If you do not choose a life insurance qualification test, your policy will be issued using the guideline premium test. Once your policy is issued, the qualification method cannot be changed.

The qualification method you choose will depend upon your objective in purchasing the policy. Generally, under the cash value accumulation test, you have the flexibility to pay more premiums in the earlier years than under the guideline premium test for the same face amount and still qualify as life insurance for federal income tax purposes. Under the guideline premium test, the federal tax law definition of “life insurance” limits your ability to pay certain high levels of premiums (relative to your policy’s insurance coverage) but increases those limits over time. We will return any premium payments that exceed these limits.

You should note, however, that the alternative death benefit under the cash value accumulation test may be higher in earlier policy years than under the guideline premium test, which will result in higher charges. Under either test, if at any time your policy account value is high enough that the alternative higher death benefit would apply, we reserve the right to limit the amount of any premiums that you pay, unless the insured person provides us with evidence of insurability satisfactory to us.

Regardless of which life insurance qualification test you choose, if your premium payments exceed certain other amounts specified under the Code, your policy will become a “modified endowment contract,” which may subject you to additional taxes and penalties on any distributions from your policy. See “Tax information” in the Prospectus. We may return any premium payments that would cause your policy to become a modified endowment contract if we have not received a satisfactory modified endowment contract acknowledgment from you.

You can ask your financial professional to provide you with an illustration of Policy Benefits that shows you the amount of premiums you can pay, based on various assumptions, without exceeding applicable tax law limits. The tax law limits can change as a result of certain changes you make to your policy. For example, a reduction in the face amount of your policy may reduce the amount of premiums that you can pay and may impact whether your policy is a modified endowment contract.

You should discuss your choice of life insurance qualification test and possible limitations on policy premiums with your financial professional and tax advisor before purchasing the policy.

Planned periodic premiums. Page 3 of your policy will specify a “planned periodic premium.” This is the amount that you request us to bill you. However, payment of these or any other specific amounts of premiums is not mandatory. You need to pay only the amount of premiums (if any) necessary to keep your policy from lapsing and terminating as discussed below. You will have a 61-day grace period to pay at least an amount prescribed in your policy which would be enough to keep your policy in force for approximately three months (without regard to investment performance).

If the insured person dies during a grace period, we will pay the death benefit, plus any benefits due from riders less any overdue charges, policy loans or liens and accrued loan interest, to the beneficiary you have named. For additional information see “The minimum amount of premiums you must pay” in the Prospectus.

Buying the Policy

How Your Policy Can Lapse

Policy “lapse” and termination. Your policy will lapse (also referred to in your policy as “default”) if your “net policy account value” is not enough to pay your policy’s monthly charges when due, due to insufficient premium payments, policy charges, poor investment performance, withdrawals, or unpaid loans or loan interest due, unless you satisfy the requirements of the Policy Continuation Rider including that there is sufficient net policy account value to cover the Policy Continuation Charge (see “Policy Continuation Rider” in “Other benefits available under the policy”).

We will mail a notice to you at your last known address if your policy lapses. You will have a 61-day grace period to pay at least an amount prescribed in your policy which would be enough to keep your policy in force for approximately three months (without regard to investment performance). You may not make any transfers or request any other policy changes during a grace period. If we receive the requested amount before the end of the grace period, it will be treated as a loan repayment to the extent it is less than or equal to any outstanding policy loan and accrued loan interest. The remainder of the payment, if any, will be treated as a premium payment. If your policy account value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment. If we do not receive your payment by the end of the grace period, your policy (and all riders to the policy) will terminate without value and all coverage under your policy will cease. We will mail an additional notice to you if your policy terminates.

If the insured person dies during a grace period, we will pay the death benefit plus any benefits due from riders, less any overdue charges policy loans or liens and accrued loan or lien interest, to the beneficiary you have named.

Your policy will terminate if you don’t pay enough premiums to pay the charges we deduct. However, we will first send you a notice and give you the opportunity to pay any shortfall.

You may owe taxes if your policy terminates while you have a loan outstanding, even though you receive no additional money from your policy at that time. Refer to “Tax information” in the Prospectus.

Restoring a terminated policy. To have your policy “restored” (put back in force), you must apply within three years after the date of termination. You must also (i) present evidence of insurability satisfactory to us and (ii) pay at least the amount of premium that we require. The amount of payment will not be more than an amount sufficient to cover total monthly deductions for 3 months, calculated from the effective date of restoration, and the premium charge. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your policy account. Your policy contains additional information about the minimum amount of this premium and about the values and terms of the policy after it is restored and the effective date of such restoration. You may only restore your policy if it has terminated without value. You may not restore a policy that was given up for its net cash surrender value. The Enhanced Amount that was applicable on the day of default will not be restored after a policy is terminated and restored.

How Your Policy Can Lapse

Making Withdrawals: Accessing the Money in Your Policy

You can access the money in your policy in different ways, by borrowing from your policy, making a withdrawal or surrendering your policy. If you have allocated to the MSO different procedures and additional restrictions may apply for loans, withdrawals or surrenders. See the MSO prospectus for more information.

Borrowing From Your Policy

You may borrow up to 90% of the cash surrender value, less any outstanding loan and accrued loan interest before the policy year in which the insured reaches age 75 (100% thereafter). However, the amount you can borrow will be reduced by any amount that we hold on any other loans and accrued loan interest you have outstanding. The cash surrender value available for loans is also reduced on a pro rata basis for the portion of the policy death benefit amount accelerated to date but not by more than the accumulated benefit lien amount. The minimum loan amount generally is $500.

Even if a loan is not taxable when made, it may later become taxable, for example, upon termination or surrender. A policy loan can affect your policy account value and death benefit, even if you have repaid the loan. See “Tax information” in the Prospectus for a discussion of the tax consequences of a policy loan.

Making Withdrawals From Your Policy

You may make a partial withdrawal of your net cash surrender value at any time after the first year of your policy and before the policy anniversary nearest to the insured’s attained age 100. The request must be for at least $500, however, and we have discretion to decline any request. If you do not tell us from which investment options you wish us to take the withdrawal, we will use the same allocation that then applies for the monthly deductions we make for charges; and, if that is not possible, we will take the withdrawal from all of your investment options in proportion to your value in each. We will not deduct a charge for making a partial withdrawal.

A partial withdrawal will result in a reduction in the cash surrender value and in your policy account value equal to the amount withdrawn as well as a reduction in your death benefit. If the Enhanced Amount is included in the cash surrender value, it will be reduced due to any partial withdrawal. We will take the withdrawal from all of your investment options in proportion to your value in each.

We will not permit a partial withdrawal that would reduce the face amount below $100,000, or that would cause the policy to no longer be treated as life insurance for federal income tax purposes.

If the death benefit is Option A and the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. Any reduction in base policy face amount will be applied as follows:

First, to reduce the most recent increase in base policy face amount; next, to reduce the next most recent base policy face amount increases successively; next, to reduce any increases resulting from death benefit option changes; finally, to reduce the initial base policy face amount. If death benefit Option B is in effect, a partial withdrawal also reduces the death benefit, but does not affect the base policy face amount.

Under either death benefit option, the partial withdrawal will result in a reduction in your total death benefit. A partial withdrawal may increase the chance that your policy could lapse because of insufficient value to pay policy charges as they fall due.

Refer to “Tax information” in the Prospectus for information about possible tax consequences of partial withdrawals and any associated reduction in policy benefits.

Surrendering Your Policy for its Net Cash Surrender Value

Upon written request satisfactory to us, you can surrender (give us back) your policy for its “net cash surrender value” at any time. The net cash surrender value includes the Enhanced Amount, except as described in the next paragraph.

If your policy is being exchanged or replaced with another life insurance policy or annuity contract on the insured person including (but not limited to) any transaction qualifying for income tax free exchange treatment under Section 1035 of the Code or any similar or successor provision thereof, you will receive the net policy account value. In other words, even if the surrender is made during the first 14 policy years, the Enhanced Amount will not be available under such circumstances.

Refer to “Tax information” in the Prospectus for the possible tax consequences of surrendering your policy.

Making Withdrawals: Accessing the Money in Your Policy

Date of Transaction

Policy loans, partial withdrawals and surrenders occur as of the date we receive your request in complete and proper form and are generally payable within 7 days of receipt. See “More information about procedures that apply to your policy” in the Prospectus for more information.

Making Withdrawals: Accessing the Money in Your Policy

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the policy. Please refer to your policy’s information pages for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the policy, surrender or make withdrawals from the policy, or transfer cash value between Portfolios.

Transaction Fees
Charge	When Charge is Deducted	Amount Deducted
Premium charge	From each premium	2.25% of each premium
Charge for state and local taxes(1)	From each premium	5% of each premium (currently)
Charge for federal taxes(2)	From each premium	1.25% of each premium paid
MSO Early Distribution Adjustment	On surrender or other distribution (including loan) from an MSO Segment prior to its Segment Maturity Date	75% of Segment Account Value(8)
Transfer Fees	Upon transfer	$25 per transfer(3)

Special Services Charges

•   Wire Transfer Charge(4)(5)

•   Express Mail Charge(4)(5)

•   Policy Illustration Charge(5)

•   Duplicate Policy Charge(5)(6)

•   Policy History Charge(5)(6)(7)

•   Charge for Returned Payments(6)

	At the time of the transaction At the time of the transaction At the time of the transaction At the time of the transaction At the time of the transaction At the time of the transaction	Maximum Charge: $90 Maximum Charge: $35 Maximum Charge: $25 Maximum Charge: $35 Maximum Charge: $50 Maximum Charge: $25

(1)

Please refer to “Deducting policy charges” under “More information about policy charges” for more information on the charge for state and local taxes. This amount could increase if state premium taxes and related state charges are increased.

(2)	The charge for federal taxes is used to cover our estimated costs of various federal income tax expenses that we incur.
(3)

No charge, however, will ever apply to a transfer of all of your variable investment option amounts to our guaranteed interest option, or to any transfer pursuant to our automatic transfer service or asset rebalancing service as discussed in the Prospectus. The transfer charge will not apply to amounts transferred into or out of the MSO. See the MSO prospectus for more information.

(4)	Unless you specify otherwise, this charge will be deducted from the amount you request.
(5)	We do not currently charge this fee, but reserve the right to in the future.
(6)	The charge for this service must be paid using funds outside of your policy. Please see “Deducting policy charges” under “More Information about policy charges” for more information.
(7)	The charge for this service may be less depending on the policy history you request. Please see “Deducting policy charges” under “More Information about policy charges” for more information.
(8)

The actual amount of Early Distribution Adjustment is determined by a formula that depends on, among other things, how a specified widely published stock market index has performed since the Segment Start Date. The maximum amount of the adjustment would occur if there is a total distribution at a time when that index had declined to zero. Please refer to the MSO Prospectus for more information about the index and Early Distribution Adjustment.

The next table describes the fees and expenses that you will pay periodically during the time that you own the policy, not including Portfolio fees and expenses.

Periodic Charges Other Than Annual Portfolio Company Expenses
Charge	When Charge is Deducted	Amount Deducted
Base Contract Charge:

Cost of Insurance(1)(2)(3)(12) Minimum and Maximum Charge	Monthly	Charge per $1,000 of the amount for which we are at risk:(4) Highest: $83.33 Lowest: $0.03
Charge for a Representative Investor (male age 45 in the Preferred Plus non-tobacco user risk class)(14)	Monthly	Representative: $0.16

Additional Information About Fees

Mortality and Expense Risk Fees	Monthly	Policy Year	Annual % of your value in our variable investment options and the MSO (if applicable)(8)
		1-10 11+	0.50% 0.35%

Administrative Expenses(1)(2)	Monthly

(1)  Amount Deducted: $15 per month but not beyond the policy anniversary when the insured person is attained age 100 plus

(2)  Charge per $1,000 of the initial base policy face amount and any requested base policy face amount increase(13):

Highest: $1.01 Lowest: $0.33

Charge for a Representative Investor (male age 45 at issue, or at the time of a requested face amount increase, in the Preferred Plus, non-tobacco user risk class)		Representative: $0.47

Loan Interest Spread(5)	On each policy anniversary (or on loan termination, if earlier)	1% of loan amount.
Optional Benefit Charges:

Integrated Term Rider cost of insurance charge(1)(2)(11)(12)	Monthly (while the rider is in effect)	Charge per $1,000 of rider term insurance benefit including any requested ITR face amount increase: Highest: $83.33 Lowest: $0.03

Charge for a Representative Investor (male age 45 at issue, or at the time of a requested ITR face amount increase, in the Preferred Plus non-tobacco user risk class)	Monthly (while the rider is in effect)	Representative: $0.16

Integrated Term Rider administrative charge(1)(11)	Monthly (while the rider is in effect)	Charge per $1,000 of the ITR face amount and any requested ITR face amount increase: Highest: $5.20 Lowest: $1.71

Charge for a Representative Investor(14) (male age 45 at issue, or at the time of a requested ITR face amount increase)	Monthly (while the rider is in effect)	Representative: $2.39

Additional Information About Fees

Optional Benefit Charges:
Market Stabilizer Option® (MSO)(8)

MSO Variable Index Benefit Charge	On the MSO Segment Start Date	0.75% of the amount being transferred from the MSO Holding Account to an MSO Segment

MSO Variable Index Segment Account Charge	At the beginning of each policy month during the MSO Segment Term	1.65% calculated as an annual % of your Segment Account Value(9)

MSO Loan Spread(10) for Amounts of Policy Loans Allocated to MSO Segment	On each policy anniversary (or on loan termination, if earlier)	5%

Policy Continuation Rider	Once — on the date the rider is exercised	The charge is equal to the policy account value on the date of exercise, multiplied by the Policy Continuation Charge Rate: Maximum rate 13.10%(6) (CVAT) Maximum rate 5.00% (7) (GPT)
(1)

This charge varies based on individual characteristics of the insured and may not be representative of the charge that you will pay. Your financial professional can provide you with more information about these charges as they relate to the insured’s particular characteristics. See “Deducting policy charges” under “More information about policy charges.”

(2)	Not applicable beyond the policy anniversary date when the insured person is attained age 100.
(3)	Insured persons who present particular health, occupational or vocational risks may be charged other additional charges as specified in their policies.
(4)

Assuming there have been no face amount increases, our amount “at risk” is the difference between the amount of death benefit and the policy account value as of the deduction date. For periods during which the alternative higher death benefit is operative, the amount at risk is greater and this may result in higher cost of insurance charges. See “More information about policy charges” for more information about face amount increases.

(5)

We charge interest on policy loans but credit you with interest on the amount of the policy account value we hold as collateral for the loan. The loan interest spread is the excess of the interest rate we charge over the interest rate we credit, which will not exceed 1%. For more information on the maximum rate see “Borrowing from your policy — Loan interest we charge” in “Death benefits and accessing your money” in the Prospectus.

(6)	This is the maximum rate for an insured person who has attained age 75. The rate declines each year based on the attained age.
(7)	This is the maximum rate for an insured person who has attained age 75.
(8)

Please refer to the MSO Prospectus for information about the MSO and related charges and deductions, as well as the meaning of special terms that are relevant to the MSO (such as “Segment,” “Segment Term,” “Segment Start Date,” “Segment Account Value” and “Early Distribution Adjustment”).

(9)	Currently we deduct this charge at a 0.40% annual rate, rather than at the maximum rate shown.
(10)

We charge interest on policy loans but credit you with interest on the amount of the policy account value we hold as collateral for the loan. The “spread” is the difference between the interest rate we charge you on a policy loan and the interest rate we credit to you on the amount of your policy account value that we hold as collateral for the loan. Please refer to the MSO Prospectus for more information.

(11)

Since the charges may vary based on individual characteristics of the insured, these charges may not be representative of the charge that you will pay. Your financial professional can provide you with more information about these charges as they relate to the insured’s particular characteristics. See “Deducting policy charges” under “More information about policy charges.”

(12)	Insured persons who present particular health, occupational or avocational risks may be charged other additional charges as specified in their policies.
(13)	This charge applies for the first 20 policy years or for 20 years after a face amount increase.
(14)	This representative amount is the rate we guarantee in the first policy year for a representative insured male age 45 in the Preferred Plus non-tobacco user risk class.

The next item shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the policy. A complete list of Portfolios available under the policy, including their annual expenses, may be found in Appendix: “Investment options available under the policy”.

Annual Portfolio Company Expenses	Minimum	Maximum
Total Annual Portfolio Operating Expenses before the effect of Expense Limitation Arrangements (expenses that are deducted from Portfolio asset, including management fees, distribution and/or service (12b-1) fee, and other expenses)(1)	0.58%	2.90%
Total Annual Portfolio Operating Expenses after the effect of Expense Limitation Arrangements(1)	0.55%	1.56%

(1)

“Total Annual Portfolio Operating Expenses” are for the year ended December 31, 2020 and may be based, in part, on estimated amounts of such expenses. Pursuant to a contract, Equitable Investment Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated Portfolios through April 30, 2022 (“Expense Limitation Arrangement”) (unless the Trust’s Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by Equitable Investment Management Group, LLC at any time after April 30, 2022. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios.

Additional Information About Fees

You bear your proportionate share of all fees and expenses paid by a Portfolio that corresponds to any variable investment option you are using. These fees and expenses are reflected in the Portfolio’s net asset value each day. Therefore, they reduce the investment return of the Portfolio and the related variable investment option. Actual fees and expenses are likely to fluctuate from year to year. More detail concerning each Portfolio’s fees and expenses is contained in the Trust prospectus for that Portfolio.

Investment Expense Reduction Applied to the Calculation of Daily Unit Values

We will apply an expense reduction in the calculation of the daily unit values of each variable investment option of our separate account (the “Investment Expense Reduction”). More information on the Investment Expense Reduction is provided in “More information about policy charges” in the Prospectus.

Additional Information About Fees

Appendix: Investment options available under the policy

The following is a list of variable investment options available under the policy. More information about the variable investment options is available in the prospectuses for the Investment Options, which may be amended from time to time and can be found online at www.equitable.com/ICSR#EQH162751. You can request this information at no cost by calling 1-877-522-5035 or by sending an email request to EquitableFunds@dfinsolutions.com.

The current expenses and performance information below reflects fees and expenses of the variable investment options, but do not reflect the other fees and expenses that your policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each variable investment option’s past performance is not necessarily an indication of future performance.

Affiliated Variable Investment Options:

Type	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable		Average Annual Total Returns (as of 12/31/2020)
		Current Expenses	1 year	5 year	10 year
Specialty	1290 VT Convertible Securities - Equitable Investment Management Group, LLC (“EIMG”); SSGA Funds Management, Inc.	0.90%^	39.08%	18.19%	15.22%
Asset Allocation	1290 VT DoubleLine Dynamic Allocation - EIMG; DoubleLine Capital LP	1.20%^	13.10%	8.61%	8.80%
Fixed Income	1290 VT DoubleLine Opportunistic Bond - EIMG; DoubleLine Capital LP	0.91%^	4.26%	3.76%	4.01%
Equity	1290 VT Equity Income - EIMG; Barrow, Hanley, Mewhinney & Strauss LLC	0.95%^	-4.52%	1.55%	6.50%
Specialty	1290 VT GAMCO Mergers & Acquisitions - EIMG; GAMCO Asset Management, Inc.	1.30%^	-1.33%	0.66%	3.12%
Equity	1290 VT GAMCO Small Company Value - EIMG; GAMCO Asset Management, Inc.	1.07%	9.51%	4.48%	10.29%
Equity	1290 VT Low Volatility Global Equity - EIMG	0.91%^	-1.33%	4.51%	7.99%
Specialty	1290 VT Multi-Alternative Strategies - EIMG	1.56%^	4.54%	2.61%	—
Specialty	1290 VT Natural Resources - EIMG; AllianceBernstein L.P.	0.90%^	-15.65%	-6.96%	3.17%
Specialty	1290 VT Real Estate - EIMG; AllianceBernstein L.P.	0.90%^	-8.98%	1.57%	3.86%
Equity	1290 VT Small Cap Value - EIMG; BlackRock Investment Management, LLC; Horizon Kinetics Asset Management, LLC	1.15%^	-1.51%	3.15%	8.99%
Equity	1290 VT SmartBeta Equity - EIMG; AXA Rosenberg Investment Management, LLC	1.10%^	10.95%	9.78%	11.26%
Equity	1290 VT Socially Responsible - EIMG; BlackRock Investment Management, LLC	0.93%	20.01%	14.33%	14.62%
Equity	EQ/AB Small Cap Growth - EIMG; AllianceBernstein L.P.	0.92%	36.05%	17.01%	17.21%
Asset Allocation	EQ/Aggressive Allocation* - EIMG	1.16%	15.41%	9.45%	11.17%
Asset Allocation	EQ/All Asset Growth Allocation - EIMG	1.25%	12.29%	7.33%	9.44%
Equity	EQ/American Century Mid Cap Value - EIMG; American Century Investment Management, Inc.	1.00%^	1.32%	—	—
Equity	EQ/ClearBridge Large Cap Growth - EIMG; ClearBridge Investment, LLC	1.00%^	30.85%	19.85%	16.87%
Equity	EQ/Common Stock Index - EIMG; AllianceBernstein L.P.	0.68%^	19.76%	13.68%	14.61%
Asset Allocation	EQ/Conservative Allocation* - EIMG	1.00%^	7.35%	4.90%	4.51%
Asset Allocation	EQ/Conservative Plus Allocation* - EIMG	1.09%	9.96%	6.33%	6.51%
Fixed Income	EQ/Core Bond Index - EIMG; SSgA Funds Management, Inc.	0.65%^	6.09%	4.17%	3.06%
Equity	EQ/Emerging Markets Equity PLUS - EIMG; AllianceBernstein L.P.; EARNST Partners, LLC	1.29%^	14.10%	4.53%	10.91%
Equity	EQ/Equity 500 Index - EIMG; AllianceBernstein L.P.	0.55%^	17.76%	13.53%	14.52%
Equity	EQ/Franklin Rising Dividends - EIMG; Franklin Advisers, Inc.	0.87%^	16.19%	—	—
Fixed Income	EQ/Franklin Strategic Income - EIMG; Franklin Advisers, Inc.	0.93%^	4.99%	—	—
Equity	EQ/Goldman Sachs Mid Cap Value - EIMG; Goldman Sachs Asset Management, L.P.	1.09%^	8.46%	—	—
Fixed Income	EQ/Intermediate Government Bond - EIMG; SSGA Funds Management, Inc.	0.65%^	4.34%	3.08%	2.00%

Type	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable		Average Annual Total Returns (as of 12/31/2020)
		Current Expenses	1 year	5 year	10 year
Equity	EQ/International Core Managed Volatility* - EIMG; BlackRock Investment Management, LLC; EARNST Partners, LLC; Federated Global Investment Management Corp.; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.06%	8.45%	4.18%	7.44%
Equity	EQ/International Equity Index - EIMG; AllianceBernstein L.P.	0.79%^	3.89%	2.47%	6.26%
Equity	EQ/International Value Managed Volatility* - EIMG; BlackRock Investment Management, LLC; Harris Associates L.P.	1.06%	4.20%	2.18%	5.81%
Equity	EQ/Invesco Comstock - EIMG; Invesco Advisers, Inc.	1.00%^	-0.77%	2.81%	8.52%
Equity	EQ/Invesco Global - EIMG; Invesco Advisers, Inc.	1.15%^	27.01%	12.95%	14.35%
Specialty	EQ/Invesco Global Real Assets - EIMG; Invesco Advisers, Inc.; Invesco Asset Management Ltd.	1.20%^	-12.22%	—	—
Equity	EQ/Janus Enterprise - EIMG; Janus Capital Management LLC	1.05%^	18.81%	16.77%	14.27%
Equity	EQ/JPMorgan Value Opportunities - EIMG; J.P. Morgan Investment Management Inc.	0.98%	11.09%	6.23%	11.39%
Equity	EQ/Large Cap Core Managed Volatility* - EIMG; BlackRock Investment Management, LLC; Capital International, Inc.; GQG Partners LLC.; Vaugh Nelson Investment Management	0.91%	16.36%	12.27%	13.63%
Equity	EQ/Large Cap Growth Index - EIMG; AllianceBernstein L.P.	0.73%	37.36%	22.03%	20.08%
Equity	EQ/Large Cap Growth Managed Volatility* - EIMG; BlackRock Investment Management, LLC; HS Management Partners, LLC; Loomis Sayles & Company, L.P.; Polen Capital Management, LLC; T. Rowe Price Associates, Inc.	0.86%	31.99%	19.65%	18.48%
Equity	EQ/Large Cap Value Index - EIMG; AllianceBernstein L.P.	0.75%	2.23%	5.39%	9.02%
Equity	EQ/Loomis Sayles Growth - EIMG; Loomis, Sayles & Company, L.P.	1.05%^	30.86%	18.60%	19.11%
Equity	EQ/MFS International Growth - EIMG; Massachusetts Financial Services Company d/ b/a MFS Investment Management	1.10%^	15.41%	10.01%	12.38%
Equity	EQ/MFS International Intrinsic Value - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.15%^	20.03%	—	—
Equity	EQ/MFS Mid Cap Focused Growth - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.10%^	29.76%	—	—
Specialty	EQ/MFS Technology - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.13%	46.83%	—	—
Specialty	EQ/MFS Utilities Series - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.05%^	5.55%	—	—
Equity	EQ/Mid Cap Index - EIMG; AllianceBernstein L.P.	0.66%	12.84%	7.71%	11.59%
Equity	EQ/Mid Cap Value Managed Volatility* - EIMG; BlackRock Investment Management, LLC; Diamond Hill Capital Management, Inc.; Wellington Management Company, LLP	0.97%	4.99%	4.83%	8.77%
Asset Allocation	EQ/Moderate Allocation* - EIMG	1.08%	11.27%	6.98%	7.45%
Asset Allocation	EQ/Moderate Plus Allocation* - EIMG	1.12%	14.13%	8.47%	9.48%
Money Market	EQ/Money Market** - EIMG; BNY Mellon Investment Advisers, Inc.	0.71%	0.20%	1.00%	0.68%
Equity	EQ/Morgan Stanley Small Cap Growth - EIMG; BlackRock Investment Management, LLC; Morgan Stanley Investment Management Inc.	1.15%^	95.74%	35.80%	27.59%
Fixed Income	EQ/PIMCO Global Real Return - EIMG; Pacific Investment Management Company LLC	0.98%^	10.33%	5.59%	5.97%
Fixed Income	EQ/PIMCO Real Return - EIMG; Pacific Investment Management Company LLC	0.84%^	11.28%	—	—
Fixed Income	EQ/PIMCO Total Return - EIMG; Pacific Investment Management Company LLC	0.75%^	8.58%	—	—
Fixed Income	EQ/PIMCO Ultra Short Bond - EIMG; Pacific Investment Management Company LLC	0.80%^	1.17%	1.56%	1.70%
Equity	EQ/Small Company Index - EIMG; AllianceBernstein L.P.	0.64%	19.73%	9.95%	12.81%
Equity	EQ/T. Rowe Price Growth Stock - EIMG; T. Rowe Price Associates, Inc.	1.00%^	36.57%	20.77%	18.94%
Specialty	EQ/T. Rowe Price Health Sciences - EIMG; T. Rowe Price Associates, Inc.	1.20%^	26.91%	—	—
Equity	EQ/Value Equity - EIMG; Aristotle Capital Management, LLC	0.92%	2.81%	5.30%	8.29%
Equity	Multimanager Aggressive Equity - EIMG; 1832 Asset Management U.S. Inc.; AllianceBernstein L.P.; ClearBridge Investments, LLC; T. Rowe Price Associates, Inc.; Westfield Capital Management Company, L.P.	0.98%	38.82%	22.70%	20.02%
Specialty	Multimanager Technology - EIMG; AllianceBernstein L.P.; Allianz Global Investors U.S. LLC; Wellington Management Company, LLC	1.25%^	53.26%	29.30%	26.79%

*

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “About the Portfolios of the Trusts” for more information regarding volatility management.

**

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

^	This Portfolio’s annual expenses reflect temporary fee reductions.

Unaffiliated Variable Investment Options:

Type	Portfolio Company - Investment Adviser; Sub - Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 year	5 year	10 year
Asset Allocation	American Funds Insurance Series® Asset Allocation Fund(1) - Capital Research and Management CompanySM	0.80%	12.16%	10.31%	9.68%
Equity	American Funds Insurance Series® Global Small Capitalization Fund - Capital Research and Management CompanySM	1.24%	29.39%	14.15%	9.17%
Equity	American Funds Insurance Series® New World Fund® - Capital Research and Management CompanySM	1.09%^	23.29%	13.05%	6.28%
Asset Allocation	BlackRock Global Allocation V.I. - BlackRock Advisors, LLC	1.01%^	20.79%	9.17%	6.61%
Equity	ClearBridge Variable Mid Cap - Legg Mason Partners Fund Advisor, LLC; ClearBridge Investments, LLC	1.10%	15.10%	10.33%	10.76%
Asset Allocation	Fidelity® VIP Asset Manager: Growth Portfolio - Fidelity Management & Research Company (FMR)	0.94%	16.95%	9.82%	8.27%
Equity	Fidelity® VIP Growth & Income Portfolio - Fidelity Management & Research Company (FMR)	0.79%	7.59%	11.34%	11.37%
Equity	Fidelity® VIP Mid Cap Portfolio - Fidelity Management & Research Company (FMR)	0.87%	17.87%	10.79%	9.22%
Equity	Fidelity® VIP Value Portfolio - Fidelity Management & Research Company (FMR)	0.92%	6.02%	9.13%	10.20%
Equity	Franklin Small Cap Value VIP Fund - Franklin Mutual Advisers, LLC	0.93%	5.19%	10.77%	9.20%
Equity	Invesco V.I. Diversified Dividend Fund - Invesco Advisers, Inc.	0.96%	-0.13%	7.35%	9.71%
Fixed Income	Delaware Ivy VIP High Income - Delaware Management Company; Macquarie Investment Management Austria; Kapitalanlage AG; Macquarie Investment Management Europe Limited; Macquarie Investment Management Global Limited	0.97%	6.03%	7.42%	6.52%
Equity	Delaware Ivy VIP Small Cap Growth - Delaware Management Company; Macquarie Funds Management Hong Kong Limited; Macquarie Investment Management Global Limited	1.15%^	37.66%	15.59%	11.15%
Asset Allocation	Janus Henderson Balanced Portfolio - Janus Capital Management LLC	0.87%	14.03%	11.53%	9.95%
Fixed Income	Lord Abbett Bond Debenture Portfolio (VC) - Lord, Abbett & Co. LLC	0.91%	7.30%	7.41%	6.44%
Specialty	PIMCO CommodityRealReturn® Strategy Portfolio - Pacific Investment Management Company LLC	1.34%^	1.23%	2.54%	-5.49%
Equity	T. Rowe Price Equity Income Portfolio II - T. Rowe Price Associates, Inc.	0.99%^	0.96%	9.59%	8.94%
Equity	Templeton Developing Markets VIP Fund - Templeton Asset Management Ltd.	1.44%	17.18%	15.57%	3.66%
Specialty	Templeton Global Bond VIP Fund - Franklin Advisers, Inc.	0.74%^	-5.28%	0.66%	1.56%
Specialty	VanEck VIP Global Resources Fund - Van Eck Associates Corporation	1.38%	18.83%	5.93%	-3.83%
^	This Portfolio’s annual expenses reflect temporary fee reductions.

Back Cover Page

COIL Institutional SeriesSM

(Series 162)

Issued by

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

(212) 554-1234

We have filed with the Securities and Exchange Commission a Prospectus and a Statement of Additional Information (“SAI”) dated October 22, 2021 that include additional information about the policy, the Company and Separate Account FP. The Prospectus and SAI are incorporated by reference into this summary prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call 1-800-777-6510 (for U.S. residents) or 1-704-341-7000 (outside of the U.S.). The Prospectus and SAI are also available at our website, www.equitable.com/ICSR#EQH162751.

SEC Contract Identifier: C000230719